UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN E. LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
JAMES R. HENDERSON
JAMES E. HYMAN
WILLIAM E. REDMOND, JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FrontFour Capital Group LLC (“FrontFour”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) of Sensient Technologies Corporation.  FrontFour has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On February 19, 2014, FrontFour issued the following press release:

FRONTFOUR NOMINATES FOUR HIGHLY-QUALIFIED INDEPENDENT DIRECTOR CANDIDATES FOR ELECTION TO THE BOARD OF DIRECTORS OF SENSIENT TECHNOLOGIES CORPORATION

ISSUES OPEN LETTER TO SHAREHOLDERS OF SENSIENT

GREENWICH, Conn., February 19, 2014 /PRNewswire/ -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), announced today that it has notified Sensient Technologies Corporation (the “Company”) (NYSE: SXT) of its intention to nominate four highly-qualified individuals for election to the Board of Directors of the Company at the 2014 Annual Meeting of Shareholders.

FrontFour’s four independent director nominees are James R. Henderson, James E. Hyman, Stephen E. Loukas and William E. Redmond, Jr.

FrontFour also issued an open letter to shareholders of the Company.  The full text of the letter follows.

FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830

February 19, 2014

Dear Fellow Shareholders:

FrontFour Capital Group LLC (“FrontFour”), together with their affiliates, are substantial shareholders of Sensient Technologies Corporation (“Sensient” or the “Company”).  We are writing to you today due to our serious concerns about the Company’s continued operational shortfalls in the Flavors & Fragrances (“F&F”) division, sub-optimal capital structure resulting in poor returns on equity and invested capital and significant corporate governance shortfalls.

The Company’s operating performance and margins continue to be lackluster relative to both its peers and even management’s stated expectations.  Sensient has long promised that the combination of increasing capital expenditures (“CAPEX”) to modernize and expand their facilities and increasing SG&A to expand the salesforce, extend the distribution system and augment their technical specialties would result in higher margins for the F&F division.  Unfortunately, the exact opposite has occurred.  Operating income (“EBIT”) margins have declined within the F&F segment in each of the last four fiscal years, from 16.1% in 2009 to 13.9% in 2013.  During this same period, the Company’s free cash flow has declined significantly from $90.6 million in 2009 to $49.3 million in 2013, as CAPEX more than doubled from $47.7 million in 2009 to $104.2 million in 2013.  Alarmingly, F&F margins have declined on a year-over-year basis in 14 of the last 16 quarters.  Management has failed to execute on their stated objective of closing the gap between both European and North American F&F margins, along with F&F and Color segment margins.  Gross margins have significantly lagged the competition even when adjusting for dehydrated flavors.  Sensient has also failed to leverage their leading position as a provider of natural and synthetic colors to the food & beverage industry to drive sales for the F&F business as part of a one-stop shop solution. We believe these operational shortfalls are reflected in Sensient’s stock price which has significantly underperformed over the past 3 and 5 years vs. the Russell 2000 as well as when directly compared against the Company’s U.S. peer, International Flavors & Fragrances.

Aside from the operational issues plaguing Sensient, we are extremely concerned with the revolving door of the COO position over the recent years and the quick ascension of Chairman Ken Manning’s son, Paul Manning, to the CEO position despite lacking any meaningful outside experience within the F&F segment.  Sensient has reached a critical juncture as it commits further capital in its attempt to upgrade the F&F business and shift its strategy from ingredients to higher margin, value-added compounds.  We believe it is imperative that a reconstituted Board begins to engender strong, independent operational and financial oversight at Sensient.  To this end, we have nominated a slate of highly qualified director nominees, consisting of James Henderson, James Hyman, Stephen Loukas and William Redmond, for election at the 2014 annual meeting of shareholders of the Company.  Our nominees are leading executives who have track records of creating shareholder value and will offer new perspectives and insights to enhance sustainable long-term value and optimize the business for the benefit of all shareholders.

Sensient is a strong business with a great product offering.  However, much work is needed for the Company to reach its full potential.  Significant opportunities exist to streamline the Company’s cost structure as the 20+ acquisitions that have created the current-day Sensient have in our view never properly been integrated.  Additionally, Sensient’s SG&A has increased significantly over the last 5 years in stark contrast to most other specialty chemical companies which shed costs aggressively coming out of the credit crisis.  Given the stability of Sensient’s cash flow, we believe the Company can lever up to 2.5x total Debt/EBITDA to return $350 million of capital to shareholders through a stock buyback representing approximately 14% of total shares outstanding while maintaining an investment grade credit rating.   We note that Sensient was levered 3.5x+ total Debt/EBITDA during the last decade.  We also believe R&D spending should be streamlined into near-term market opportunities that play to Sensient’s respective portfolio strengths.  The Company should also endeavor to optimize its working capital position.  We also believe that all or parts of the Sensient portfolio would be very attractive to potential suitors given the strong potential of the Company’s assets.

2014 is a pivotal year for Sensient.  With a new CEO with limited experience and a shift in strategy in the F&F division, shareholders must act now to protect their interests through the addition of meaningful, independent representation on the Board.  With a reinvigorated independent Board, Sensient can transform and emerge as a formidable competitor in both Flavors and Fragrances and remain a leader in Colors.  The candidates nominated by FrontFour would bring much-needed attributes, skills and experience to the Board to help successfully create shareholder value for all Sensient shareholders.

In conclusion, with proper Board oversight, Sensient will be well-positioned to improve and grow its product offering, gain market share and deliver to its shareholders improved profit margins and cash flow.  The opportunity to transform our Company and create value is now.

Sincerely,

/s/ Stephen E. Loukas

CERTAIN INFORMATION CONCERNING PARTICIPANTS

FrontFour Capital Group LLC (“FrontFour Capital”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2014 annual meeting of shareholders of Sensient Technologies Corporation, a Wisconsin corporation (the “Company”).

FRONTFOUR CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are anticipated to be FrontFour Capital, FrontFour Master Fund, Ltd. (“FrontFour Master”), Event Driven Portfolio, a series of Underlying Funds Trust (the “Event Driven Portfolio”), FrontFour Capital Corp., FrontFour Opportunity Fund Ltd. (the “Canadian Fund”), Stephen E. Loukas, David A. Lorber, Zachary George, James R. Henderson, James E. Hyman and William E. Redmond (collectively, the “Participants”).

As of the date hereof, the Participants may be deemed to collectively beneficially own an aggregate of 733,435 shares of Common Stock of the Company, consisting of 435,930 shares beneficially owned directly by FrontFour Master, including 37,200 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof, 157,610 shares beneficially owned directly by the Event Driven Portfolio, including 2,200 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof, 63,065 shares beneficially owned directly by the Canadian Fund, including 5,500 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof, and 76,830 shares beneficially owned directly by accounts managed by FrontFour Capital, including 7,100 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.